Exhibit (d)(2)
THIS AGREEMENT made the           day of               , 200 ,
BETWEEN:

ENVOY COMMUNICATIONS GROUP INC. a corporation continued under the laws of the Province of Ontario

(hereinafter called the “Company”)

- and -

(hereinafter called the “Optionee”)
WHEREAS a Stock Option Plan (hereinafter called the “Plan”) for directors, executive employees and certain consultants of the Company and its subsidiaries has been established by the directors of the Company on October 6, 1997 and approved by the shareholders of the Company on November 14, 1997;
AND WHEREAS the Optionee is an individual eligible to participate under the Plan;
NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the premises, other good and valuable consideration and the sum of One Dollar ($1.00) now paid by the Optionee to the Company (the receipt and sufficiency of which is hereby acknowledged), it is agreed by and between the parties hereto as follows:
1.	As used in this Agreement,
(a) “Beneficiary” means , in the event of death of the Optionee, a person or persons designated by the Optionee to succeed to the Option granted herein and, if no such designation has been made by the Optionee, then the estate of the Optionee;
(b) “Board of Directors” means the Board of Directors of the Company;
(c) “Committee” means the compensation committee of the Board of Directors or such other committee as the Board of Directors may appoint from time to time for the purpose of administering the Plan or, if at any time the Board of Directors does not have a compensation committee or does not so appoint another committee for such purpose, the Board of Directors;
(d) “Disability” means (i) a physical or mental condition which, in the judgment of the

Committee, based on competent medical evidence satisfactory to the Committee, including, if required by the Committee, medical evidence obtained by an examination conducted by a physician selected by the Committee, renders an individual unable to engage in any substantial gainful activity for the Company and which impairment is likely to result in death or to be of long, continued and indefinite duration or (ii) a judicial declaration of incompetence;
(e) “Expiry Date” means the date on which the Option expires as set out in Schedule “A” annexed hereto;
(f) “Option” means the right granted to the Optionee in section 2 herein to purchase Shares;
(g) “Optioned Shares” means the number of Shares set out in Schedule “A” annexed hereto which the Optionee has been granted the Option to purchase;
(h) “Purchase Price Per Optioned Share” means the purchase price for each of the Optioned Shares set out in Schedule “A” annexed hereto;
(i) “Shares” means common shares of the Company;
(j) “Subsidiary” has the meaning given thereto in the Business Corporations Act (Ontario), as amended from time to time;
(k) “Term of the Option” means the period commencing on the date of this agreement and expiring on the Expiry Date;
(l) “Vesting Dates” means those dates set out in Schedule “A” annexed hereto under the heading of “Vesting”; and
(m) “Vesting Period” means the period between two Vesting Dates and, for greater certainty, includes the period between the date of this agreement and the next Vesting Date and the period between the last Vesting Date and the Expiry Date.
All capitalized terms used but not defined herein shall have the respective meanings attributed thereto in the Plan.
2. The Company hereby grants to the Optionee, subject to the terms and conditions hereinafter set out, the irrevocable option to purchase, in the aggregate, that number of Shares equal to the Optioned Shares at a purchase price for each of the Optioned Shares equal to the Purchase Price Per Optioned Share.
3. The Optionee shall have the right to exercise the Option during the Term of the Option with respect to all or any part of the Optioned Shares from time to time available in accordance with the provisions of this agreement. At 5:00 p.m. (Toronto time) on the Expiry Date (unless otherwise terminated in accordance with the terms of this agreement), the Option shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which the Option has not then been exercised in accordance with the terms hereof.
4. Subject to the provisions of sections 5, 6, 7 and 8 hereof, in the event that the number of Optioned Shares which may be purchased by the Optionee hereunder during any Vesting Period is less than the aggregate number of Optioned Shares, the maximum number of Optioned Shares which may be purchased by the Optionee hereunder during each such Vesting Period shall be that number of Optioned Shares set out in Schedule “A” annexed hereto under the heading “Vesting”. If, in any Vesting Period, the Option is not exercised or is exercised with respect to part only of the Optioned Shares available for purchase by the Optionee in that Vesting Period, the Optioned Shares so available and not so purchased at the end of any such Vesting Period shall thereafter be available for purchase in ensuing Vesting Periods in addition to the Optioned Shares otherwise available for purchase by the Optionee in such ensuing Vesting Periods during the balance of the Term of the Option.
5. If the Optionee ceases to be an employee or director of or a Consultant to the Company or a Subsidiary for any reason other than Disability, retirement or death, then the Option with respect to all Optioned Shares not yet vested shall immediately expire on the date the Optionee ceases to be an employee, director or Consultant and any unexercised Option with respect to Optioned Shares which are vested may be exercised in accordance with its terms, except that such exercise shall be on or before the earlier of the expiration of 15 days immediately following the date of ceasing to be an employee, director or Consultant and the last date for the exercise of such Option pursuant to its terms and thereafter the Option with respect to any Optioned Shares not exercised shall expire.
6. If the Optionee retires or incurs a Disability prior to one year elapsing following the date of this agreement, the Option shall expire on the date of retirement or Disability, as the case may be. If the Optionee retires or incurs a Disability one year or more following the date of this agreement, the Option with respect to all Optioned Shares shall vest immediately and be exercisable in accordance with its terms, except that such exercise shall be on or before the earlier of the expiration of 90 days immediately following the date of ceasing to be an employee, director or Consultant and the Expiry Date and thereafter any unexercised Option with respect to Optioned Shares shall expire.
7. If the Optionee dies prior to one year elapsing following the date of this agreement, the Option shall expire on the date of death. If the Optionee dies one year or more following the date of this agreement, the Option with respect to all Optioned Shares shall vest immediately and be exercisable in accordance with its terms, except that such exercise shall be on or before the earlier of the expiration of one year immediately following the date of death of the Optionee and the Expiry Date and thereafter any unexercised Option with respect to Optioned Shares shall expire.
8. Notwithstanding anything contained herein to the contrary, the Committee may, at any time and in its sole discretion, accelerate the right to exercise the Option with respect to the Optioned Shares or all or any of them.
9. The Company may, at any time, offer to buy out the Option based on such terms and conditions as the Committee shall, in its sole discretion, establish and communicate to the Optionee at the time that such offer is made.
10. No fractional Shares shall be issued upon the exercise of the Option. Accordingly, if for any reason, the Optionee would otherwise have become entitled to a fractional Share upon the exercise of the Option, he shall have the right to purchase only the next lower whole number of Shares and no payment or other adjustment will be made with respect to the fractional interests so disregarded.
11. Subject to the provisions hereof, the Option hereby granted shall be exercisable, at any time or from time to time as aforesaid, by the Optionee or, in the case of death, by the Optionee’s legal personal representatives, personally delivering or sending by prepaid registered mail to the Company at its registered office to the attention of the President a notice in writing of election to exercise the Option in the form annexed hereto as Schedule “B”, specifying the number of Optioned Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Optioned Shares then purchased by way of certified cheque or bank draft in favour of the Company. Any notice mailed and addressed as aforesaid shall be deemed to have been given on the fifth day following that date on which it was deposited in a mail box or post office in Canada and any notice personally delivered as aforesaid shall be deemed to have been given on the date of personal delivery. If at the time of mailing or within four days thereafter there shall be a strike, interruption or lock-out in the Canadian postal service, the Optionee shall give such notice by personal delivery. Such notice shall constitute the Optionee’s acknowledgement of and undertaking to comply to the satisfaction of the Company and its counsel, with all applicable requirements of any stock exchange or exchanges upon which any securities of the Company may from time to time be listed and of any applicable regulatory authority or authorities. Such requirements may include the placement of legends on share certificates restricting transfer of such Optioned Shares, the making of representations by the Optionee that he is acquiring such Optioned Shares for investment and not with a view to distribution, the filing of any required information, undertakings or statements with the aforesaid authorities and the making of arrangements with the Optionee’s employer to withhold income taxes which may become payable under the Optionee’s exercise of the Option hereunder. Concurrently with its receipt of any such notice and payment, the Company shall deliver, or cause to be delivered, to the Optionee a certificate representing the Optioned Shares purchased by the Optionee. The Company may at its election require that this agreement be presented for appropriate endorsement upon any such exercise.
12. The Option shall not be transferable or alienable by the Optionee either by pledge, assignment or in any other manner whatsoever and, during the lifetime of the Optionee, shall be vested only in the Optionee, but shall thereafter enure to the benefit of and be binding upon the Beneficiary or legal personal representatives of the Optionee.
13. If the Company changes the number of issued Shares at any time for any reason, including by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares or makes a distribution of cash or property which has a substantial impact on the value of the issued Shares, the Option shall be appropriately adjusted by the Committee in their sole discretion.
14. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or a Subsidiary and nothing herein contained shall interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the Optionee at any time.
15. The Optionee shall not have any rights as a shareholder in respect of the Optioned Shares until such Optioned Shares have been paid for in full and issued.
16. Time shall be of the essence of this agreement.
17. This agreement is subject to the Plan as the same is in effect on the date hereof, all of the terms and conditions of which are hereby incorporated by reference and deemed to be a part hereof, and all interpretations, determinations and rules and regulations relating thereto shall be made by the Committee. In the event of any conflict or inconsistency between the terms of the Plan and the terms of this agreement, the terms of the Plan shall prevail and the conflicting or inconsistent terms of this agreement shall be of no force or effect. A copy of the Plan shall be furnished by the Company to the Optionee upon request.
18. The foregoing provisions of this agreement shall not become effective until any requisite approval of The Toronto Stock Exchange and any other stock exchange upon which the Shares may be listed and posted for trading, if any, is obtained to the granting of the Option as provided for herein. In the event that any such approval is required and is not so obtained, this agreement shall terminate and cease to be of any force or effect.
19. In this agreement, the use of gender includes the masculine, feminine and neuter genders, the singular includes the plural and vice-versa, as the context may require.
20. This agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns, and the Optionee and, subject as is hereinbefore provided, the heirs, executors, administrators and permitted assigns of the Optionee.
IN WITNESS WHEREOF this agreement has been executed on the date first above written.

ENVOY COMMUNICATIONS GROUP INC.

Per:

Per:

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
	)		(seal)

WITNESS:	)	OPTIONEE

Schedule “A”
Number of Optioned Shares:
Purchase Price Per Optioned Share:
Expiry Date:

Vesting:	The number of Optioned Shares which may be purchased hereunder during each year of the Term of the Option is as follows:

Year of the Term of the Option	Number of Optioned Shares, in the aggregate, in respect of which the Option is exercisable in each year of the Term
1st year
2nd year
3rd year
4th year
5th year

Schedule “B”
Option Exercise Form

TO:	The President
Envoy Communications Group Inc.
26 Duncan Street
Toronto, Ontario
M5V 2B9
The undersigned Optionee (or his/her legal personal representative(s) permitted under the Plan) hereby irrevocably elects to exercise this Option for the number of Optioned Shares as set forth below:
(a) Number of Optioned Shares to be Acquired:
(b) Purchase Price Per Optioned Share: $
(c) Aggregate Purchase Price [(a) times (b)]: $
and hereby tenders a certified cheque or bank draft for such Aggregate Purchase Price, directing such Optioned Shares to be registered and a certificate therefor to be issued as directed below.
DATED this           day of                , 19   .

WITNESS TO EXECUTION	)
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	)	OPTIONEE
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Direction as to Registration: